Exhibit 5.6

WOODBURN AND WEDGE
ATTORNEYS AND COUNSELORS AT LAW
SIERRA PLAZA
6100 NEIL ROAD, SUITE 500
RENO, NEVADA 89511-1149
TELEPHONE (775) 688-3000
FACSIMILE (775) 688-3088

Gregg P. Barnard

E-MAIL: gbarnard@woodburnandwedge.com

DIRECT DIAL: (775) 688-3025

May 14, 2015

Group 1 Automotive, Inc.

800 Gessner

Suite 500

Houston, Texas 77024

Ladies and Gentlemen:

We have acted as special Nevada counsel to the Nevada corporations identified on Exhibit 1 attached hereto (the “Corporate Covered Guarantors”) and the Nevada limited liability companies identified on Exhibit 2 attached hereto (the “LLC Covered Guarantors” and collectively with the Corporate Covered Guarantors, the “Covered Guarantors”) each being an indirect wholly-owned subsidiary of Group 1 Automotive, Inc., a Delaware corporation (the “Company”), with respect to the filing of the Registration Statement on Form S-4 Registration No. 333-200465 (as amended the “Registration Statement”) by the Company, the Covered Guarantors and the other subsidiary guarantors of the Company (the “Other Guarantors”) with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the offer and exchange (the “Exchange Offer”) by the Company of $550,000,000 aggregate principal amount of its 5.000% Senior Notes due 2022 (the “Old Notes”), for a new series of notes in like principal amount and bearing substantially identical terms (the “New Notes”) and (ii) guarantees of the New Notes pursuant to Article X of the Indenture (as defined below) issued by the Covered Guarantors and Other Guarantors (the “Guarantees”).

The Old Notes were issued, and the New Notes will be issued, under an Indenture, dated as of June 2, 2014, by and among the Company, the Covered Guarantors and the Other Guarantors, and Wells Fargo Bank, National Association, as trustee (as it may be amended from time to time, the “Indenture”). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion letter is an exhibit.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture, (iii) the Articles of Incorporation and Bylaws, as amended and restated to date, as the case may be, of each of the Corporate Covered Guarantors, (iv) the Articles of Organization and Operating Agreements, as amended and restated to date, as the case may be, of each of the LLC Covered Guarantors, (v) certain resolutions adopted by the

Group 1 Automotive, Inc.

May 14, 2015

Board of Directors of the Corporate Covered Guarantors and of the Member of each of the LLC Covered Guarantors relating to the issuance of the Old Notes, the Exchange Offer, Registration Statement and related matters, (vi) Certificates of Existence for each of the Covered Guarantors dated May 13, 2015, issued by the Secretary of State of Nevada confirming the existence and good standing in the State of Nevada of each of the Covered Guarantors and (vii) such other certificates, public filings, statutes and other instruments and documents as we considered appropriate for purposes of the opinions expressed below. In connection with the opinions expressed below, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the New Notes and related guarantees will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement and Indenture.

In connection with rendering this opinion, we have assumed: the legal capacity of all individuals; that all signatures are genuine; that all documents submitted to us as originals are authentic; that all documents submitted to us as copies conform to the originals; and that the facts stated in all such documents are true and correct. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1. Each of the Corporate Covered Guarantors is a corporation validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power necessary to execute, deliver and perform its obligations under the Indenture, including its guarantee of the New Notes.

2. Each of the LLC Covered Guarantors is a limited liability company validly existing and in good standing under the laws of the State of Nevada and has all requisite limited liability company power necessary to execute, deliver and perform its obligations under the Indenture, including its guarantee of the New Notes.

3. Each of the Covered Guarantors’ execution, delivery and performance of the Indenture, including its guarantee of the New Notes, has been duly authorized by all necessary company action by the respective Covered Guarantor.

The foregoing opinions are limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue sky laws of any state, including the State of Nevada. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect. We exclude from the laws of the State of Nevada covered by this opinion any municipal or local ordinances and regulations.

Group 1 Automotive, Inc.

May 14, 2015

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Vinson & Elkins L.L.P. is authorized to rely upon this opinion letter in connection with the Registration Statement as if such opinion letter were addressed and delivered to them on the date hereof.

Sincerely,

WOODBURN and WEDGE

By:	/s/ Gregg P. Barnard
Gregg P. Barnard

Group 1 Automotive, Inc.

May 14, 2015

Exhibit 1

Corporate Covered Guarantors

Company Name	Jurisdiction Organized
GPI CA-F, Inc.	Nevada
GPI CA-SH, Inc.	Nevada
GPI NY Holdings, Inc.	Nevada
GPI OK-HII, Inc.	Nevada
GPI TX-ARGMIII, Inc.	Nevada
GPI TX-DMII, Inc.	Nevada
GPI TX-HGMII, Inc.	Nevada
GPI TX-NVI, INC.	Nevada
GPI TX-SBIII, Inc.	Nevada
GPI TX-SKII, Inc.	Nevada

Group 1 Automotive, Inc.

May 14, 2015

Exhibit 2

LLC Covered Guarantors

Company Name	Jurisdiction Organized
GPI FL-A, LLC	Nevada
GPI GA-CGM, LLC	Nevada
GPI GA-FM, LLC	Nevada
GPI GA-FV, LLC	Nevada
GPI GA-SU, LLC	Nevada
GPI GA-TII, LLC	Nevada
GPI NY-DM, LLC	Nevada
GPI NY-FV, LLC	Nevada
GPI NY-SB, LLC	Nevada
GPI NJ-HA, LLC (f/k/a NJ-HA, Inc., a Delaware Corporation)	Nevada
GPI NJ-HII, LLC (f/k/a NJ-HII, Inc., a Delaware Corporation)	Nevada
GPI NJ-SB, LLC (f/k/a NJ-SB, Inc., a Delaware Corporation)	Nevada